Exhibit 99.1

NMS Communications Announces Financial Results for the First Quarter Ended March 31, 2008

FRAMINGHAM, Mass.--(BUSINESS WIRE)--NMS Communications Corporation (NASDAQ: NMSS), a leading provider of applications and platforms for value-added services in mobile telecommunications today announced financial results for the first quarter ended March 31, 2008.

Total revenues from continuing operations for the first quarter of 2008 were $19.2 million, an increase of 7% compared to $18 million for the corresponding quarter in 2007, and a decrease of 15% compared to $22.7 million for the fourth quarter of 2007. Loss from continuing operations for the first quarter of 2008 was $(6.1) million, or $(0.14) per share, compared to a loss from continuing operations of $(4.4) million, or $(0.10) per share, for the first quarter of 2007. Net loss for the first quarter of 2008 was $(6.2) million, or $(0.14) per share, an increase compared to a net loss of $(5.1) million, or $(0.12) per share, for the first quarter of 2007. The first quarter of 2008 includes a write-off of $1.9 million of Verso Technologies, Inc. common stock held by the Company as well as $0.4 million of restructuring charges related to LiveWire Mobile synergies associated with the acquisition of Groove Mobile, Inc.

Non-GAAP loss from continuing operations was $(1.9) million, or $(0.04) per share, for the first quarter of 2008, compared to a non-GAAP loss from continuing operations of $(2.8) million, or $(0.06) per share, in the first quarter of 2007. Our non-GAAP loss from continuing operations for the first quarter of 2008 includes the previously mentioned restructuring charges. A complete reconciliation between net loss and loss per share on a GAAP basis and a non-GAAP basis is provided in the financial tables at the end of this press release.

Cash totaled $10.4 million on March 31, 2008, compared to cash, cash equivalents and marketable securities of $30.2 million at the end of the previous quarter. The decrease in cash was primarily related to the $14.5 million cash paid in connection with the acquisition of Groove Mobile, Inc. on March 17, 2008, and the previously mentioned write-off.

Business Perspective

"We continue to drive our strategy of focusing on value creation in each of our two businesses - LiveWire Mobile and NMS Communications. In March of this year, NMS Communications Corporation created a wholly-owned subsidiary, LiveWire Mobile, Inc. and announced LiveWire Mobile’s acquisition of Groove Mobile, which represents a major milestone in solidifying LiveWire Mobile’s early leadership position in the large and rapidly growing market for mobile personalization services. With the acquisition of Groove Mobile, LiveWire Mobile gains significant new customers, enhances its value proposition to operators, accelerates its move into managed services and improves its financial profile. The NMS Communications business continues to generate strong contribution margins even in the face of a challenging global demand environment, and we expect a stronger second half of the year in this business,” said Bob Schechter, NMS Communications Corporation Chairman and CEO.

“Revenues from the LiveWire Mobile business grew significantly year-over-year and from the prior quarter, with minimal contribution from the Groove Mobile acquisition which occurred late in the quarter. Within the first quarter, LiveWire Mobile successfully converted several previously indirect ringback tone platform customers into direct customers. This is an important step as we continue to focus on transitioning our business model from indirect product sales toward direct managed services delivery. This transition will be accelerated by the addition of Groove Mobile, new managed services wins and cross-sell opportunities based on our expanded managed services mobile personalization platform. While we are still early in the integration of Groove Mobile, we are excited about the number of cross-sell opportunities we have already identified and the ability to expand revenue per subscriber.

"The NMS Communications business experienced a sequential decline due to normal seasonal weakness as well as a challenging deployment environment specifically in the Asia Pacific region. We again had strong contribution margins and this continues to be a hallmark of this business. Within the quarter, we were pleased to have delivered in conjunction with WITCOM Co. Ltd., a new network service to help SK Telecom brand its network and provide incentives through a unique audio experience for customers making in-network calls. Our Open Access media processing boards and signaling products were used to develop this next generation service known as T-Ring. We continue to expect to see a rebound of the NMS Communications business in the second half of the year due to our seasonal patterns as well as an increase in server sales and new design wins,” Schechter continued.

“In summary, we remain excited about the long-term prospects of LiveWire Mobile and believe with the acquisition of Groove Mobile, we offer the most comprehensive mobile personalization platform available. We continue to believe that our NMS Communications business is positioned for moderate growth over the long term while generating strong levels of profitability. Over the past year, we have taken a series of steps to more clearly delineate and enhance the value of each of our LiveWire Mobile and NMS Communications businesses. Ultimately, we believe the best way to realize value is to separate the two businesses and we are continuing to explore options to do so in the most effective way for our shareholders,” Schechter concluded.

Guidance

The Company continues to expect LiveWire Mobile to exit 2008 with a revenue run rate in excess of $30 million, while it currently expects the NMS Communications business to generate full year 2008 revenues that are modestly down from 2007. We currently expect the overall Company to deliver modest profitability on a non-GAAP basis for the full year 2008, not including the estimated restructuring of approximately $1.6 million. The Company continues to expect LiveWire Mobile to reach profitability on a non-GAAP basis in the fourth quarter of 2008.

The Company currently expects second quarter of 2008 total revenues to be flat-to-up modestly from the first quarter. On a non-GAAP basis, we currently expect to incur an operating loss for the second quarter higher than the first quarter, primarily due to an estimated restructuring charge of approximately $1.2 million, predominantly associated with real estate consolidation.

NMS Conference Call Web Cast

NMS Communications Corporation issues web casts for its conference calls to assure the broad dissemination of information in real time. The first quarter 2008 conference call, which is scheduled for 5:00 p.m. ET today, May 12, 2008, will be available live via the Internet by accessing the NMS web site at http://www.nmss.com under the Investor Relations section. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast is also being distributed using CCBN's Investor Distribution Network to both institutional investors at StreetEvents (www.streetevents.com) and individual investors at www.companyboardroom.com.

A replay will be available on the website at http://ir.nmscommunications.com/events.cfm, or you may listen to the replay by calling 719-457-0820 and entering the passcode 5903479. The replay will be available from 8:00 p.m. ET, Monday, May 12, 2008 until Midnight, Sunday, May 18, 2008.

About NMS Communications Corporation

NMS Communications Corporation (NASDAQ:NMSS) is a leading provider of applications, platforms and technologies that make possible the rapid creation and deployment of a broad range of value-added services, from voice mail to IVR to ringback and mobile TV. Visit www.nmss.com for more information.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements about our expected future financial and operating performance and demand for and performance of our products and growth opportunities. These statements are based on management's expectations as of the date of this document and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, difficulty in integrating Groove Mobile’s operations with the Company’s LiveWire Mobile division, uncertainty in communications spending, the implementation of the Company's strategic repositioning and market acceptance of the Company's managed services strategy, quarterly fluctuations in financial results, the Company's ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company's contract manufacturer and product component vendors and other risks. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2007. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

Use of Non-GAAP Financial Measures

In addition to reporting its financial results in accordance with generally accepted accounting principles, or GAAP, the Company has also provided in this release non-GAAP income (loss) from continuing operations, non-GAAP net income (loss) and non-GAAP earnings (loss) per share figures, which are non-GAAP financial measures adjusted to exclude certain non-cash and other specified expenses. The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating it results of operations. Management uses these non-GAAP financial measures when evaluating the Company's financial results, as well as for internal planning and forecasting purposes. Specifically, the Company has excluded stock-based compensation, the other-than-temporary impairment of Verso common stock and amortization of intangible assets from its non-GAAP financial measures. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

NMS Communications, LiveWire Mobile, OpenAccess and MyCaller are trademarks of NMS Communications Corporation. All other brand or product names may be trademarks or registered trademarks of their respective holders.

NMS COMMUNICATIONS CORP.
Consolidated Statements of Operations
(In $000's, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,

	2008	2007

Revenues	$19,176	$17,975

Cost of revenues	6,781	7,577

Gross profit	12,395	10,398
	65%	58%
Operating expenses:
Selling, general and administrative	10,659	10,365
Research and development	5,112	4,650
Restructuring	390	-
Total operating expenses	16,161	15,015

Operating loss	(3,766)	(4,617)

Other income (expense), net	(2,013)	266

Loss before income taxes	(5,779)	(4,351)

Income tax expense	299	51

Loss from continuing operations	$(6,078)	$(4,402)

Loss from discontinued operations (net of income tax benefit of $24)		$(716)

Loss on disposal of discontinued operations	$(159)

Net loss	$(6,237)	$(5,118)

Net loss from continuing operations per common share-basic and diluted	$(0.14)	$(0.10)

Net loss per common share-basic and diluted	(0.14)	(0.12)

Shares used in net loss per common share-basic and diluted	44,589	43,546

NMS COMMUNICATIONS CORP.
Condensed Consolidated Balance Sheet
(In $000)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,390	$20,179
Marketable securities	-	9,993
Accounts receivable, net of allowance for uncollectable accounts of $111 and $113, respectively
	11,711	13,762
Inventories	2,906	2,720
Prepaid expenses and other assets	2,752	3,414
Total current assets	27,759	50,068

Property and equipment, net	5,699	5,096
Goodwill	11,075	5,427
Other intangible assets, net	14,177	4,185
Other assets	3,008	2,964
Total assets	$61,718	$67,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,077	$6,846
Accrued expenses and other liabilities	6,240	7,557
Accrued restructuring	1,205	938
Deferred revenue	2,649	3,414
Total current liabilities	16,171	18,755
Accrued restructuring	2,076	1,811
Capital Lease - long term portion	178	-
Accrued warranty expense	73	171
Total liabilities	18,498	20,737

Stockholders' equity	43,220	47,003
Total liabilities and stockholders' equity	$61,718	$67,740

NMS COMMUNICATIONS CORP.
Reconciliation of GAAP Statement of Operations to Non-GAAP Results
(In $000's except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,
	2008						2007
	GAAP	(a)	Adjustments		Non-GAAP	(b)	GAAP	(a)	Adjustments		Non-GAAP	(b)
	Results		to GAAP Results		Results		Results		to GAAP Results		Results

Revenues	$19,176				$19,176		$17,975				$17,975

Cost of revenues	6,781		(417)	(c,d)	6,364		7,577		(309)	(c,d)	7,268

Gross profit	12,395		417		12,812		10,398		309		10,707
	65%						58%
Operating expenses:
Selling, general and administrative	10,659		(1,794)	(c,d)	8,865		10,365		(1,196)	(c,d)	9,169
Research and development	5,112		(62)	(c)	5,050		4,650		(122)	(c)	4,528
Restructuring	390				390		-				-
Total operating expenses	16,161		(1,856)		14,305		15,015		(1,318)		13,697

Operating loss	(3,766)		2,273		(1,493)		(4,617)		1,627		(2,990)
							-
Other income (expense), net	(2,013)		1,881	(e)	(132)		266				266

Loss before income taxes	(5,779)		4,154		(1,625)		(4,351)		1,627		(2,724)
							-
Income tax expense	299				299		51				51
	-
Loss from continuing operations	$(6,078)		$4,154		$(1,924)		$(4,402)		$1,627		$(2,775)

Loss from discontinued operations (net of income tax benefit of $24)	-				-		(716)				(716)

Loss on disposal of discontinued operations	(159)				(159)		-				-

Net loss	$(6,237)				$(2,083)		$(5,118)				$(3,491)

Net loss from continuing operations per common share-basic and diluted	$(0.14)				$(0.04)		$(0.10)				$(0.06)

Net loss per common share-basic and diluted	(0.14)				(0.05)		(0.12)				(0.08)

Shares used in net loss per common share-basic and diluted	44,589				44,589		43,546				43,546
(a)	The Unaudited Consolidated Statement of Operations, prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(b)	The Unaudited Consolidated Statement of Operations, presented on a basis other than GAAP, is intended to enhance the reader's understanding of the Company's results from operations.
(c)	Stock-based compensation expense
(d)	Amortization of identified intangible assets
(e)	Other-than-temporary impairment loss on marketable securities

CONTACT:
NMS Communications
Herb Shumway, 508-271-1481
CFO
Herb_Shumway@nmss.com
or
ICR, Inc.
Staci Mortenson, 203-682-8273
SVP
Staci.Mortenson@icrinc.com